Exhibit 99.3

Pharmasset, Inc. 303-A College Road East Princeton, NJ 08540 U.S.A. Phone: (609) 613-4100 Fax: (609) 613-4150 www.pharmasset.com Nasdaq: VRUS

Pharmasset Initiates Phase 2b ATOMIC Trial of PSI-7977 for Multiple HCV Genotypes

PRINCETON, NJ – (March 30, 2011) – Pharmasset, Inc. (Nasdaq: VRUS) announced today that screening has begun in a Phase 2b study of PSI-7977, a nucleotide analog polymerase inhibitor for the treatment of chronic hepatitis C (HCV). The trial will evaluate PSI-7977 400mg QD with pegylated interferon and ribavirin in patients with HCV genotype 1, 4, 5 or 6 who have not been treated previously.

“We are encouraged by the early efficacy and safety data being generated with our nucleotide analogs, PSI-7977 and PSI-938,” stated Michelle Berrey, MD, MPH, Pharmasset’s Chief Medical Officer. “The ATOMIC trial is designed to explore 12 and 24 week durations of PSI-7977. The potency, high barrier to resistance, and consistent antiviral activity across genotypes provided the data to support an interferon free dosing period in this trial, as well as enabling us to enroll multiple genotypes in this trial.”

About the Phase 2b ATOMIC Trial

This Phase 2b trial is planned to enroll approximately 300 patients with chronic HCV genotype 1 who have not been treated previously. The primary endpoint of the trial will be the safety and tolerability of PSI-7977 in combination with peginterferon and ribavirin over 12 or 24 weeks. The trial will be conducted in the U.S. Patients will be randomized (1:2:3) into the following arms:

•	PSI-7977 400mg QD with peginterferon and ribavirin for 12 weeks;

•	PSI-7977 400mg QD with peginterferon and ribavirin for 24 weeks;

•	PSI-7977 400mg QD with peginterferon and ribavirin for 12 weeks, followed by either PSI-7977 400mg QD monotherapy for 12 weeks or PSI-7977 400mg QD plus ribavirin for 12 weeks.

HCV GT1 patients will be stratified by IL28B status and baseline HCV RNA to ensure balance across cohorts. An additional 25 treatment-naïve patients with HCV genotype 4, 5, 6 or indeterminate genotype, will receive PSI-7977 400mg QD with peginterferon and ribavirin for 24 weeks.

Additional details on this and all Pharmasset trials can be found at www.clinicaltrials.gov

About Pharmasset

Pharmasset is a clinical-stage pharmaceutical company committed to discovering, developing, and commercializing novel drugs to treat viral infections. Pharmasset’s primary focus is on the development of oral therapeutics for the treatment of hepatitis C virus (HCV). Our research and development efforts focus on nucleoside/tide analogs, a class of compounds which act as alternative substrates for the viral polymerase, thus inhibiting viral replication. We currently have three clinical-stage product candidates. Mericitabine (RG7128, MCB), a cytosine nucleoside analog for chronic HCV infection, is in two Phase 2b clinical studies in combination with Pegasys® plus Copegus® and is also in the INFORM studies, the first series of studies designed to assess the potential of combinations of small molecules without Pegasys® and Copegus®, all conducted through a strategic collaboration with Roche. PSI-7977 is our unpartnered uracil nucleotide analog currently dosing in three Phase 2 studies in patients with HCV genotypes 1 through 6, including studies with abbreviated duration or no interferon. PSI-938 is our unpartnered guanosine nucleotide analog which recently completed a 14-day monotherapy and combination study with PSI-7977. We also have in our pipeline an additional purine nucleotide analog, PSI-661, in advanced preclinical development.

Pegasys® and Copegus® are registered trademarks of Roche.

Contact

     Richard E. T. Smith, Ph.D.

     VP, Investor Relations and Corporate Communications

     Office: +1 (609) 613-4181

Forward-Looking Statements

Pharmasset “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical facts are “forward-looking statements,” that involve risks, uncertainties, and other important factors, including, without limitation, the risk of cessation or delay of any of the ongoing or planned clinical trials and/or our development of our product candidates, the risk that the results of previously conducted studies involving our product candidates will not be repeated or observed in ongoing or future studies involving our product candidates, the risk that our collaboration with Roche will not continue or will not be successful, and the risk that any one or more of our product candidates will not be successfully developed and commercialized. For a discussion of risks, uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2010 and our Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission and discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission.